FOR IMMEDIATE RELEASE

October 30, 2015

For more information contact:

Scott Estes (419) 247-2800

Scott Brinker (419) 247-2800

Welltower Reports 8% Increase in Third Quarter

Normalized FFO to a Record $1.12 Per Diluted Share

$4.1 Billion in 2015 Investments with Best-in-Class Partners

Increased 2015 FFO Guidance and 2016 Dividend on Strong Performance and Outlook

Toledo, Ohio, October 30, 2015…..Welltower Inc. (NYSE:HCN) today announced operating results for the quarter ended September 30, 2015.

“This has been a milestone quarter. We changed our name to Welltower to reflect the new realities and opportunities in health care, and our strong financial performance gave us the confidence to increase our guidance and next year’s dividend,” said Tom DeRosa, CEO of Welltower. “This quarter’s operating results underscore our continued momentum as we invest with leading seniors housing and post-acute operators and health systems to fund the real estate infrastructure needed to grow their platforms. We will invest over $4 billion for the year in high-quality assets, primarily in major metro markets. We have a strong balance sheet, low leverage and a robust pipeline of opportunities focused on innovative care models.  We believe we have a tremendous opportunity to transform health care infrastructure and drive value for our shareholders.”

As previously announced on September 30, 2015, Health Care REIT, Inc. changed its name to Welltower Inc. Welltower is a brand that emphasizes wellness and positions the company as an essential partner in the transformation of health care infrastructure. Welltower’s common and preferred stock continue to trade on the New York Stock Exchange under the ticker symbol “HCN.”

Earnings Results  For the quarter, we generated record-high normalized FFO and FAD per share of $1.12 and $0.99, respectively, representing 8% and 9% increases from the third quarter of 2014.  Third quarter results were positively impacted by year-to-date average total same store cash NOI growth of 3.1%, high-quality gross investments of $3.3 billion and a reduction in net debt to undepreciated book capitalization ratio to 37%.

Dividend Growth  The Board of Directors declared a cash dividend for the quarter ended September 30, 2015 of $0.825 per share, as compared to $0.795 per share for the same period in 2014, which represents a 3.8% increase.  On November 20, 2015, we will pay our 178th consecutive quarterly cash dividend.  The Board of Directors also approved a new 2016 quarterly cash dividend rate of $0.86 per share ($3.44 per share annually), which represents a 4.2% increase, commencing with the February 2016 dividend payment. The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Capital Activity   On September 30, 2015, we had $292 million of cash and cash equivalents and $2.0 billion of available borrowing capacity under our primary unsecured credit facility.  During the third quarter, we issued approximately 1.2 million shares of common stock at an average price of $66.43 per share to generate approximately $77.7 million in proceeds under our dividend reinvestment program. In October 2015, we issued approximately 0.7 million shares of common stock at an average price of $69.23 per share to generate approximately $47.5 million in proceeds under our equity shelf program. Also in October 2015, we completed a public offering of $500 million in a re-opening of our 4.0% senior unsecured notes due June 1, 2025. The notes were priced at 97.75% of their face amount to yield 4.287%.

Outlook for 2015  We are updating our 2015 earnings guidance to increase normalized FFO and now expect to report in a range of $4.32 to $4.37 per diluted share from the previous range of $4.25 to $4.35 per diluted share, representing a 5%-6% increase. We are also narrowing our normalized FAD guidance to a range of $3.84 to $3.89 per diluted share from the previous range of $3.83 to $3.93 per diluted share, also representing a 5%-6% increase.  Our guidance is based on the following updated assumptions:

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

•         Same Store Cash NOI: We continue to expect blended SSCNOI growth of approximately 3.0%-3.5%.

•         Acquisitions: 2015 earnings guidance includes only those acquisitions which have been completed or announced, comprised of acquisitions completed in the first nine months of the year, the Revera and Genesis investments discussed below, and investments associated with the Mainstreet partnership.

•         Development: We anticipate funding additional development of $73 million in 2015 relating to projects underway on September 30, 2015.  We expect development conversions of approximately $19 million in the remainder of 2015. These investments are currently expected to generate yields of approximately 9%.

•         Dispositions: We now expect 2015 dispositions of approximately $1.1 billion of pro rata proceeds at an average yield on proceeds of 6% as compared to the prior expectation of $1 billion of proceeds at 7%.

•         Cap-ex, Tenant Improvements, Lease Commissions:  We are increasing our estimate of cap-ex, tenant improvements and lease commissions to approximately $60 million from $50 million primarily as a result of the timing of certain seniors housing operating portfolio cap-ex projects.

Net income attributable to common stockholders guidance has been narrowed to a range of $2.52 to $2.57 per diluted share from the previous range of $2.47 to $2.57 per diluted share primarily due to third quarter normalizing items and gains. Our guidance does not include any additional 2015 investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2015 outlook and assumptions on the third quarter 2015 conference call.

Investment Activity   We completed $474 million of pro rata gross investments for the quarter including $361 million in acquisitions/JVs, $69 million in development funding and $44 million in loans.  Approximately 62% of these investments were completed with existing relationships. The $361 million acquisitions/JVs have a blended yield of 6.8% and were comprised of nine different transactions. The $69 million in development funding is expected to yield 8.3% upon completion and the $44 million of loans were made at a blended rate of 8.8%. In addition to the new investment activity during the quarter, we placed into service one development property project totaling $13 million at a yield of 7.2%. The investments are consistent with our strategy of investing in modern, high quality properties in major metropolitan markets with favorable supply/demand.

Notable Investments with Existing Operating Partners

Sunrise Senior Living  We expanded our relationship with Sunrise by acquiring three private pay seniors housing properties with a total of 149 units located in the Seattle MSA for $58 million. The purchase price represents a projected stabilized cap rate in the high 6’s. Sunrise will manage the properties under an incentive-based management contract. Since closing our initial $243 million acquisition in 2012, we have completed $4.5 billion of follow-on pro rata investments with Sunrise.

Genesis Healthcare   We expanded our relationship with Genesis by acquiring a 120-bed long-term/post-acute care property and an adjacent 71-unit assisted living property in New Jersey for $15 million. The properties were added to the Genesis master lease which has a corporate guarantee and expires in 2032. The initial lease yield is 9.0% with 3.0% annual escalators. The acquisitions will have an accretive impact on the master lease payment coverage ratio. Since closing our initial $2.4 billion acquisition/leaseback in 2011, and including the fourth quarter investment discussed below, we have completed $931 million of follow-on pro rata investments with Genesis.

Sagora Senior Living  We expanded our relationship with Sagora by acquiring a 78-unit private pay seniors housing property in the Dallas MSA for $21 million.  The property opened in 2012 and was added to an existing Sagora master lease which has a corporate guarantee and expires in 2031. The initial lease yield is 6.0% and will escalate annually by the greater of 3.0% or CPI.  Since closing our initial $9 million acquisition/leaseback in 2010, we have completed $332 million of follow-on pro rata investments with Sagora.

Symphony/Mainstreet  We expanded our relationships with Mainstreet and Symphony by acquiring a 130-bed post-acute property located in the Chicago MSA for $27 million. The property was acquired from Mainstreet pursuant to the 17-property pipeline announced in August 2014. The property is leased to Symphony under a 15-year lease. The initial lease yield is 7.5% with 2.65% average annual escalators. The property was developed by Mainstreet and is a NextGen® building prototype. Construction was completed in 2Q15. Since closing our initial $21 million acquisition/leaseback in 2015, we have completed $27 million of follow-on pro rata investments with Symphony.

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

Trilogy/Mainstreet  We expanded our relationships with Mainstreet and Trilogy by acquiring a 93-bed post-acute property located in Indiana for $18 million. The property was acquired pursuant to the 17-property pipeline announced in August 2014. The initial lease yield for the property is 7.5% and will escalate annually by the greater of 2.5% or CPI. The property was developed by Mainstreet and is a NextGen® building prototype. Construction was completed in 2Q15. Since closing our initial $5.7 million acquisition/leaseback in 2002, we have completed $271 million of follow-on pro rata investments with Trilogy.

Notable Investments with New Operating Partners

Leisure Care.  We partnered with Leisure Care on multiple transactions to complete the acquisition/leaseback of three private pay seniors housing properties with 461 units.  The purchase price was $155 million and the properties are in a 15-year master lease with a corporate guarantee.  The initial lease yield is 6.0% with 3.0% annual escalators.  The properties are projected to have 1.1x stabilized payment coverage after management fee.  Leisure Care is the 16th largest senior living provider in the country according to the Assisted Living Federation of America (“ALFA”) and is a leading developer and operator of independent living communities.

Passage Healthcare  We partnered with Passage on multiple transactions to complete the acquisition/leaseback of three private pay seniors housing properties with 387 units. The purchase price was $67 million and the properties are in a 15-year master lease with a corporate guarantee.  The initial lease yield is 7.75% with 3.0% annual escalators.  The properties are expected to have 1.3x stabilized payment coverage after management fee.  Passage’s management team has extensive industry experience.  Bill Lasky is the former President & CEO of Alterra Healthcare Corporation and former Chairman of ALFA.  Andy Turner is the founder and former CEO of Sun Healthcare Group, Inc.

Notable Development Conversions

Avery Healthcare  We expanded our relationship with Avery through the completion of a seniors housing community with 74 units in Derby, UK for £9 million. The property was added to the existing master lease at an initial rate of 7.2% with 3.0% annual escalators and a corporate guarantee.  Stabilized payment coverage after management fee is expected to be 1.5x.  Avery is an existing partner and one of our top 10 operators.  Since closing our initial $204 million acquisition leaseback in 2013, we have completed $518 million follow-on investments with Avery.

Fourth Quarter Investments

Revera  As previously announced, we completed our acquisition of Regal Lifestyle Communities Inc. (TSX:RLC) through our existing 75/25 joint venture with Revera for CAD$12.00 per share in cash, or a total purchase price of approximately CAD$764 million. We funded our CAD$573 million interest through a combination of CAD$309 million of cash and CAD$264 million of pro rata assumed debt. The initial cash yield is anticipated to be 6.1%. Regal was a publicly traded Canadian corporation that owned and operated 23 high quality, private pay seniors housing properties with over 3,600 units. Approximately 83% of the portfolio’s net operating income is derived from Toronto, Montreal, Ottawa and Vancouver. The acquisition adds to our sizable existing footprint in these desirable metro markets. Revera is the second largest seniors housing operator in Canada, and is one of our Top 10 operating partners. Since closing our initial $1 billion investment in 2013, and including the Regal transaction, we have completed $880 million of follow-on pro rata investments with Revera.

Genesis Healthcare  As previously announced, Genesis has entered into a definitive agreement to acquire a portfolio of 24 long-term/post-acute properties in the U.S. from Revera. We expect to fund up to $50 million for the acquisition/leaseback of four properties and a short-term loan for approximately $145 million to help fund the acquisition. The four leased properties were selected based on geographic overlap with our existing portfolio with Genesis and their high quality mix. The initial yield on the leased properties will be 8.0% with 3.0% annual escalators. The bridge loan will be secured by a first mortgage against the other 20 properties.  The term of the loan will be two years and the initial rate will be 7.25% escalating by 50 basis points after 150 days and then by 100 basis points every 90 days thereafter. We earned a 1.0% commitment fee for committing to fund the bridge loan and will earn a 1.5% funding fee at closing. The loan will be cross-defaulted with the HCN/Genesis master lease and will include a corporate guarantee. Genesis expects to pay off the loan in tranches with proceeds from new HUD loans or other traditional mortgage financing over the course of 2016.  The transaction is expected to close prior to year-end. Since closing our initial $2.4 billion acquisition/leaseback in 2011, and including this transaction, we have completed $931 million of follow-on pro rata investments with Genesis.

Conference Call Information  We have scheduled a conference call on Friday, October 30, 2015 at 10:00 a.m. Eastern Time to discuss our third quarter 2015 results, industry trends, portfolio performance and outlook for 2015. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through November 13, 2015. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 51539228. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions.  Normalized FAD represents FAD adjusted for certain items detailed in Exhibit 1. We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended September 30, 2015, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower  Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate and infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns more than 1,400 properties in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.

Forward-Looking Statements and Risk Factors  This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies,

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30,
	2015	2014
Assets
Real estate investments:
Land and land improvements	$2,241,210	$1,971,513
Buildings and improvements	24,273,654	21,310,165
Acquired lease intangibles	1,208,510	1,092,367
Real property held for sale, net of accumulated depreciation	229,038	47,463
Construction in progress	197,639	179,356
	28,150,051	24,600,864
Less accumulated depreciation and intangible amortization	(3,553,171)	(2,959,813)
Net real property owned	24,596,880	21,641,051
Real estate loans receivable	752,912	318,221
Net real estate investments	25,349,792	21,959,272
Other assets:
Investments in unconsolidated entities	558,354	656,213
Goodwill	68,321	68,321
Deferred loan expenses	64,190	72,083
Cash and cash equivalents	292,042	998,678
Restricted cash	74,758	118,167
Straight-line rent receivable	366,545	256,271
Receivables and other assets	682,364	412,717
	2,106,574	2,582,450
Total assets	$27,456,366	$24,541,722

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$490,000	$-
Senior unsecured notes	7,926,757	7,305,414
Secured debt	2,975,639	2,893,814
Capital lease obligations	75,379	83,614
Accrued expenses and other liabilities	686,651	677,042
Total liabilities	12,154,426	10,959,884
Redeemable noncontrolling interests	164,765	76,416
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	353,023	327,433
Capital in excess of par value	16,381,569	14,665,449
Treasury stock	(44,336)	(35,241)
Cumulative net income	3,576,489	2,637,033
Cumulative dividends	(6,537,541)	(5,358,834)
Accumulated other comprehensive income	(94,359)	(52,704)
Other equity	3,998	6,223
Total Welltower Inc. stockholders’ equity	14,645,093	13,195,609
Noncontrolling interests	492,082	309,813
Total equity	15,137,175	13,505,422
Total liabilities and equity	$27,456,366	$24,541,722

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2015	2014	2015	2014
	Revenues:
	Rental income	$409,290	$354,148	$1,185,502	$1,038,451
	Resident fees and service	545,255	482,412	1,573,318	1,406,316
	Interest income	22,380	9,344	59,950	26,871
	Other income	2,072	1,619	11,572	4,139
	Gross revenues	978,997	847,523	2,830,342	2,475,777

	Expenses:
	Interest expense	121,130	118,435	361,071	360,334
	Property operating expenses	408,703	355,157	1,183,519	1,040,342
	Depreciation and amortization	205,799	200,970	603,431	648,737
	General and administrative expenses	36,950	30,803	110,562	115,327
	Transaction costs	9,333	13,554	70,379	21,546
	Loss (gain) on derivatives, net	-	49	(58,427)	400
	Loss (gain) on extinguishment of debt, net	584	2,692	34,872	3,075
	Impairment of assets	-	-	2,220	-
	Other expenses	-	10,262	10,583	10,262
	Total expenses	782,499	731,922	2,318,210	2,200,023

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	196,498	115,601	512,132	275,754
	Income tax (expense) benefit	3,344	10,198	(3,769)	6,369
	Income (loss) from unconsolidated entities	(2,631)	(2,632)	(18,231)	(19,705)
	Income (loss) from continuing operations	197,211	123,167	490,132	262,418
	Discontinued operations, net	-	-	-	7,135
	Gain (loss) on real estate dispositions, net	2,046	29,604	249,002	36,272
	Net income (loss)	199,257	152,771	739,134	305,825
Less:	Preferred dividends	16,352	16,352	49,055	49,057
	Net income (loss) attributable to noncontrolling interests	862	164	4,666	(1,339)
	Net income (loss) attributable to common stockholders	$182,043	$136,255	$685,413	$258,107

	Average number of common shares outstanding:
	Basic	351,765	311,117	346,425	299,137
	Diluted	353,107	312,812	347,547	300,645

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.52	$0.44	$1.98	$0.86
	Diluted	$0.52	$0.44	$1.97	$0.86

	Common dividends per share	$0.825	$0.795	$2.475	$2.385

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

Normalizing Items				Exhibit 1
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Transaction costs	$9,333 (1)	$13,554	$70,379	$21,546
Loss (gain) on derivatives, net	-	49	(58,427)	400
Loss (gain) on extinguishment of debt, net	584 (2)	2,692	34,872	3,075
CEO transition costs	-	-	-	19,688
Nonrecurring income tax benefits	(5,430)(3)	(17,426)	(5,430)	(17,426)
Other expenses	-	10,262	11,278	10,262
Additional other income	-	-	(2,144)	-
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(312)(4)	488	2,173	5,095
Total	$4,175	$9,619	$52,701	$42,640

Average diluted common shares outstanding	353,107	312,812	347,547	300,645
Net amount per diluted share	$0.01	$0.03	$0.15	$0.14

Notes:	(1) Primarily costs incurred with triple-net transactions.
	(2) Primarily related to secured debt extinguishments.
	(3) Primarily related to changes in income tax estimates.
	(4) Primarily related to transaction costs incurred with seniors housing investments.

Funds Available for Distribution Reconciliation				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$182,043	$136,255	$685,413	$258,107
Depreciation and amortization	205,799	200,970	603,431	648,737
Losses/impairments (gains) on properties, net	(2,046)	(29,604)	(246,782)	(42,683)
Noncontrolling interests(1)	(11,515)	(8,157)	(27,301)	(26,042)
Unconsolidated entities(2)	16,769	16,995	59,513	50,298
Gross straight-line rental income	(32,164)	(24,085)	(91,890)	(63,635)
Amortization related to above (below) market leases, net	1,992	138	2,863	503
Non-cash interest expense	3,791	547	(291)	2,527
Cap-ex, tenant improvements, lease commissions	(18,865)	(17,768)	(44,465)	(43,956)
Funds available for distribution	345,804	275,291	940,491	783,856
Normalizing items, net(3)	4,175	9,619	52,701	42,640
Funds available for distribution - normalized	$349,979	$284,910	$993,192	$826,496

Average diluted common shares outstanding	353,107	312,812	347,547	300,645

Per share data:
Net income (loss) attributable to common stockholders	$0.52	$0.44	$1.97	$0.86
Funds available for distribution	$0.98	$0.88	$2.71	$2.61
Funds available for distribution - normalized	$0.99	$0.91	$2.86	$2.75

Normalized FAD Payout Ratio:
Dividends per common share	$0.825	$0.795	$2.475	$2.385
FAD per diluted share - normalized	$0.99	$0.91	$2.86	$2.75
Normalized FAD payout ratio	83%	87%	87%	87%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents Welltower's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

3Q15 Earnings Release                                                                                                                                                                 October 30, 2015

Funds From Operations Reconciliation				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders	$182,043	$136,255	$685,413	$258,107
Depreciation and amortization	205,799	200,970	603,431	648,737
Losses/impairments (gains) on properties, net	(2,046)	(29,604)	(246,782)	(42,683)
Noncontrolling interests(1)	(11,647)	(9,359)	(29,363)	(29,618)
Unconsolidated entities(2)	18,146	18,250	64,433	55,019
Funds from operations - NAREIT	392,295	316,512	1,077,132	889,562
Normalizing items, net(3)	4,175	9,619	52,701	42,640
Funds from operations - normalized	$396,470	$326,131	$1,129,833	$932,202

Average diluted common shares outstanding	353,107	312,812	347,547	300,645

Per share data:
Net income (loss) attributable to common stockholders	$0.52	$0.44	$1.97	$0.86
Funds from operations - NAREIT	$1.11	$1.01	$3.10	$2.96
Funds from operations - normalized	$1.12	$1.04	$3.25	$3.10

Normalized FFO Payout Ratio:
Dividends per common share	$0.825	$0.795	$2.475	$2.385
FFO per diluted share - normalized	$1.12	$1.04	$3.25	$3.10
Normalized FFO payout ratio	74%	76%	76%	77%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2015			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$2.47	$2.57	$2.52	$2.57
Losses/impairments (gains) on sales, net(1,2)	(0.79)	(0.79)	(0.78)	(0.78)
Depreciation and amortization(1)	2.43	2.43	2.43	2.43
Funds from operations - NAREIT	$4.11	$4.21	$4.17	$4.22
Normalizing items, net(3)	0.14	0.14	0.15	0.15
Funds from operations - normalized	$4.25	$4.35	$4.32	$4.37

FAD Reconciliation:
Net income attributable to common stockholders	$2.47	$2.57	$2.52	$2.57
Losses/impairments (gains) on sales, net(1,2)	(0.79)	(0.79)	(0.78)	(0.78)
Depreciation and amortization(1)	2.43	2.43	2.43	2.43
FAD-only adjustments(1,4)	(0.42)	(0.42)	(0.48)	(0.48)
Funds available for distribution	$3.69	$3.79	$3.69	$3.74
Normalizing items, net(3)	0.14	0.14	0.15	0.15
Funds available for distribution - normalized	$3.83	$3.93	$3.84	$3.89

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) See Exhibit 1.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.